Chesapeake
Natural Gas.
Natural Advantages.

Randal Wilson, CPL
Senior Landman

April 3, 2006

Mr. Rick Jeffs
Nathan Oil Partners, LP
3rd Floor, 346 Kensington High Street
London W14 8NS, UK

Re: Letter Agreement
Mail Trail Prospect
Edwards County, Texas

Dear Mr. Jeffs:

This Agreement is entered into this 3rd day of April, 2006, by and between Chesapeake Exploration Limited Partnership ("CELP"), P.O. Box 18496, Oklahoma City, Oklahoma 73154-0496 and Nathan Oil Partners, LP ("Nathan"), 3rd Floor, 346 Kensington High Street, London W14 8NS, UK. This Agreement confirms the terms and conditions whereby Nathan has agreed to convey its interest in certain leases to CELP allowing CELP the opportunity to explore for oil and/or natural gas on the lands subject to said leases.

Section 1

1. Nathan shall provide CELP with an Assignment, in the form attached hereto as Exhibit "C" ("Assignment") of 100.0% of its leasehold interest in the Leases described in the attached Exhibit "A" ("Leases"), insofar as said Leases cover those depths below one thousand five hundred feet (1,500'). CELP, upon successful completion of a well capable of producing hydrocarbons in commercial quantities, shall have perpetuated its assignment in the Leases.

2. If, for any reason, any of the Leases expire before being developed, CELP will make every reasonable effort to acquire a new lease, or an extension of said lease which extension shall be subject to this agreement.

Section 2

1. Nathan represents that the Leases are subject to combined royalty and overriding royalty interest of no greater than 25%, allowing Nathan to convey a 75.00% net revenue interest; not subject to any mortgage, lien, or similar financial burden; not subject to any dispute, lawsuit, or other unresolved claim; and are freely assignable pursuant to the terms of this Agreement.

2. CELP shall review title to the Leases and determine to its sole satisfaction that Nathan has good and indefeasible title to the Leases. In this regard, Nathan shall make available to CELP copies of the Leases, title run sheets and copies of supporting instruments upon which Nathan relied to acquire the Leases, with the understanding Nathan makes no warranties as to their accuracy. Nathan shall also make available to CELP copies of instruments proving ownership of the Leases remains vested in Nathan, provide documentation showing the corporate structure of Nathan and provide documentation of Rick Jeffs' authority to convey Nathan's leases.

3. CELP shall pay all rentals (if any), shut-in royalties and other guaranteed obligations due and/or payable under the Leases after the effective date of the Assignment into CELP.

Section 3

1. As a condition of this Agreement, CELP agrees to contract a 3-D seismic survey over an area which will include coverage of the Leases. CELP will bear the entire cost and expense of the 3-D seismic survey.

2. CELP shall, in addition to that which is provided for in Article VI.D of the JOA, provide interpretive data to Nathan insofar as said data relates to the acreage covered by the Leases. In the Initial Well, CELP shall also provide to Nathan an array of logs, including a magnetic imaging log, and sidewall cores in the interval specified by Nathan in the shallow oil zone covered by Nathan's leases but not subject to this Agreement.

Section 4

1. The Joint Operating Agreement ("JOA") attached as Exhibit "B" shall govern operations of all wells drilled on the Leases.

2. CELP shall initiate drilling operations of an Initial Well ("Initial Well") drilled on the Leases or lands pooled therewith before the expiration of the primary term of the Leases. Should CELP fail to timely drill the Initial Well on the Leases subject to this Agreement and a lease originally owned 100.0% by Nathan and delivered to CELP hereunder expires and CELP does not acquire a new lease, or an extension of the lease, CELP shall pay Nathan as liquidated damages, and not a penalty, the sum of $500,000.00.

3. CELP shall notify Nathan promptly when the initial ten (10) wells drilled pursuant to this Agreement have produced revenue (net of taxes and royalties) in an amount sufficient to pay 100.0% of the costs associated with the drilling, completing, equipping and operating of the wells ("Project Payout"). At such time, Nathan shall automatically back-in with a 25.0%

working interest in such wells. However, Nathan shall have the option to back-in with its 25.0% working interest at any time prior to Project Payout by paying to CELP whatever amount of the costs that have not been realized from production attributable to said 25.0% working interest to accomplish payout so as to insure that CELP will recoup all drilling, completing, equipping and operating costs attributable to said 25.0% working interest incurred up to that point when Nathan elects to back-in ("Early Project Payout"). Once Project Payout has occurred or Nathan has elected and funded Early Project Payout, as the case may be, all wells drilled subsequent to such election shall be drilled under the terms of Section 4, paragraph 4 below. CELP shall have the sole and exclusive right to propose wells under this Agreement and under the Joint Operating Agreement attached hereto until Project Payout or Early Project Payout is realized or until April 15, 2011, whichever occurs first.

4. In those wells drilled after Nathan has backed-in upon Project Payout or Early Project Payout, Nathan will have the option to either elect to participate with a 25.0% Working Interest, or in lieu of participation or any non-consent penalties, Nathan may elect to back-in after the well has paid out with a 6.25% working interest in each such well. Nathan's election to participate or back-in after payout on such subsequent wells must be made within the election period presented under Article VI.B of the JOA.

5. CELP shall timely assign to Nathan the appropriate working interest percentage in the wellbore of each well based on the level of participation Nathan has elected as per the provisions of this Agreement. The form of Wellbore Assignment is attached as Exhibit "D".

6. Should it occur that CELP has not proposed a well and commenced operations for the drilling of said well within sixty (60) days from the expiration of a Lease's primary term, or from the expiration of the term provided for in a Lease's continuous development provision, Nathan shall have the right to propose/drill a well under the terms of Article VI.B of the JOA; however, in such instance, CELP shall only have fifteen (15) days from receipt of Nathan's proposal to make an election as to participation.

7. This Agreement hereby grants to Nathan contractual rights to acreage sufficient to propose/drill wells pursuant to Section 4, paragraph 6 above on the undeveloped portion of the leasehold not previously designated to a well for Texas Railroad Commission purposes.

Section 5

CELP shall charge a $.50/mcf transportation fee, which shall include any fees/costs associated with processing, and a $.03/mcf marketing fee for natural gas produced/transported from the Leases and shall, upon successful completion of a well capable of producing natural gas in commercial quantities, immediately begin the process of building, or procuring, a pipeline to transport the natural gas to market. The terms, insofar as they relate to any sale while CELP is transporting/marketing Nathan's share of production, shall be the same for CELP and Nathan.

Section 6

This Agreement does not constitute nor create, nor shall it be construed to create, a partnership, mining or otherwise, or a fiduciary relationship of any kind or character whereby CELP and Nathan shall become liable for the acts and deeds of the other. CELP and Nathan shall be responsible for bearing and paying its share of costs and expenses incurred as set out in this Agreement and in the JOA.

Section 7

All matters relating to the validity, construction, interpretation and performance hereunder shall be determined in accordance with the laws of the State of Texas notwithstanding the conflict of law rules that would direct application of the laws of another jurisdiction.

Section 8

The terms and provisions hereof shall extend to and be binding upon CELP and Nathan, their respective successors and assigns. The right, title and interest of CELP and Nathan shall be fully assignable, in whole or on part, provided any assignment shall be made expressly subject to the terms and conditions of this Agreement.

Section 9

This Agreement constitutes the entire agreement between CELP and Nathan. In the event there is any conflict between the terms of this Agreement and the JOA, the terms of this Agreement shall control.

If you are in agreement with the terms and conditions contained herein, please sign in the space provided below and return one original of this Agreement to the undersigned. This Agreement shall be effective as of the date first written.

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By: ____________________________________
Henry J. Hood, Senior Vice President – Land and Legal
Chesapeake Operating, Inc., General Partner

AGREED TO AND ACCEPTED THIS 8th day of ~~April~~ May, 2006.

NATHAN OIL PARTNERS, LP,
a Texas limited partnership

By: ____________________________________
Rick Jeffs, Manager
Nathan Oil Operating Co., LLC,
a Texas limited liability company, General Partner